Cordovano and Honeck LLP	Certified Public Accountants 201 Steele Street Suite 300 Denver, Colorado 80206 (303) 329-0220 Phone (303) 316-7493 Fax

November 10, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: ZIOPHARM Oncology, Inc. (formerly EasyWeb, Inc.)

Commissioners:

We were previously the principal accountants for ZIOPHARM Oncology, Inc. (formerly EasyWeb, Inc.), and we reported on the financial statements of EasyWeb, Inc. as of December 31, 2004 and 2003, and for the two years then ended. We have not provided any audit services to ZIOPHARM Oncology, Inc. since the audit of the December 31, 2004 financial statements. On November 9, 2005, our appointment as principal accountants was terminated. We have read ZIOPHARM Oncology, Inc.'s statements which we understand will be filed with the Commission in connection with its September 30, 2005 Form 10-QSB. We agree with the statements concerning our Firm in such Form 10-QSB.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP